Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com
www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Fiscal 2011 Fourth Quarter and Full Year Results

Full-Year Revenue Increases 14%; Full-Year, Fully Diluted EPS of $0.12 vs. $0.10 in FY 2010
Fourth Quarter Revenue Increases 73% and Backlog of $32.5 Million as of March 31, 2011

Center Valley, PA– June 22, 2011– TechPrecision Corporation (OTC Bulletin Board: TPCS) (“TechPrecision”, or “the Company”), an industry leading global manufacturer of precision large-scale, fabricated and machined metal components and systems with customers in the alternative energy, cleantech, medical, nuclear, defense, aerospace and other commercial industries, today reported financial results for the fourth quarter and full fiscal year of 2011, the periods ended March 31, 2011.

Fourth Quarter and Full Year 2011 Highlights

•	For the year, net revenue increased 14% to $32.3 million, compared to $28.3 million last year
•	TechPrecision’s backlog at the end of the year was $32.5 million, including $4.5 million in backlog contributed from its China subsidiary compared with a $21.5 million backlog at March 31, 2010
•	Full-year gross profit of $9.9 million, or 30.7% gross profit margin, compared to gross profit of $6.1 million, or 21.5% gross profit margin, for fiscal 2010
•	Full-year operating income was $4.7 million compared to $2.8 million in the prior year
•
Net income for the fiscal year was $2.7 million, or $0.19 per basic and $0.12 per fully diluted share, compared to net income of $2.0 million, or $0.15 per basic and $0.10 per fully diluted share, in the prior year

•	Fourth quarter net revenue increased 73.6% to $8.1 million compared to $4.7 million in the year-ago quarter
•
Gross profit in the fourth quarter was $2.2 million, or 26.7% gross profit margin compared to gross profit of $1.9 million or 40.3% gross profit margin in the year-ago quarter and compared sequentially to gross profit of $2.9 million or 29.5% gross profit margin for the quarter ended December 31, 2010

•
Operating expenses increased by $0.8 million over the year ago quarter, including higher non-cash share based compensation, and incentive compensation and increased costs associated with the scale up of TechPrecision’s China operations

•	Operating income in the fourth quarter was $0.4 million compared to $0.95 million in the prior year
Net income in the fourth quarter was $0.18 million, or $0.01 basic and $0.01 per diluted share, compared to net income of $0.64 million, or $0.05 basic and $0.03 per diluted share, in the prior year

Full-Year Financial Results

For the 12 months ended March 31, 2011, revenue increased 14% to $32.3 million from $28.3 million in the 12 months of fiscal 2010.A significant portion of the increase resulted from higher sales volume to the Company’s largest customer, GT Solar which was $17.8 million for the year ended March 31, 2011 and $14.7 million for the prior year.  Sales to other customers in the defense, power generation and medical verticals also contributed to the year-over-year growth. Gross margin was 30.7%, or $9.9 million gross profit, for the year compared to a gross margin of 21.5%, or $6.1 million gross profit, in 2010. Last year’s gross margin was impacted by costs associated with underutilized capacity, and the lower margin inventory transfer completed in August 2009. Total operating expenses for fiscal 2011 were $5.2 million as compared to $3.3 million for 2010, reflecting an increase of $1.8 million or 54.5% over the previous year.  The increase was primarily driven by an increase in professional fees associated with retained search fees for the Company’s CEO and Board search efforts completed in the current year and legal fees incurred to complete the December 2010, Massachusetts property purchase and Bond financings, increased incentive compensation and non-cash, stock based compensation as well as costs associated with launching the Company’s China operations. In total, operating expenses for the year ended March 31, 2011 included approximately $877,000 of non-recurring transactional costs and non-cash charges for stock based compensation charges increased $168,000 when compared to comparable operating costs in the prior year.  Net income was $2.7 million or $0.19 per share basic and $0.12 per share diluted for the year as compared to $2.0 million or $0.15 per share basic and $0.10 per diluted share last year. Net income, in the prior year, included the reversal of a tax valuation allowance and recognition of a tax asset for federal and state tax refunds that reduced the effective tax rate for the year ended March 31, 2010 to 12.7%.  The net income benefit of prior year tax items had the effect of increasing fiscal 2010 reported net income by approximately $0.04 per share basic and $0.03 per share diluted.   The effective tax rate for the year ended March 31, 2011 was 37.2%.

The Company completed the year with a backlog of $32.5 million, up from $21.5 million in the previous year ended March 31, 2010.

“This was a year of tremendous progress, as we grew our top and bottom line results by 14% and 31%, respectively, and are again approaching pre-recession revenue levels,” commented James S. Molinaro, CEO of TechPrecision. “We are especially pleased with our backlog at the end of the year which enables us to position the Company for significant growth in FY2012. During the year, we took steps to better diversify our customer mix, adding three Tier-1 customers, broadening our exposure in the cleantech market and within the solar vertical in particular. We also launched our second subsidiary, WCMC in China, positioning us closer to our largest customer’s end-markets and furthering our diversification initiative. Late in the fiscal year, we invested significantly to prepare our WCMC subsidiary for expected growth in the first half of the coming year, and we enter fiscal 2012 positioned to exceed the Company’s pre-recession performance levels.   ”

Fourth Quarter Results

For the three months ended March 31, 2011, revenue increased 73.6% or $3.4 million to $8.1 million from $4.7 million in the fourth quarter of fiscal 2010. Revenues were higher in 2011 when compared to 2010 as TechPrecision was sourcing raw materials for its largest customer while in 2010 the Company was processing raw material owned directly by that customer. Material sales generally carry lower margins compared to production services. Material sales were approximately $2.2 million higher during the fourth quarter ended March 31, 2011 than the same quarter in the prior year.  Gross margin was 26.7%, or $2.2 million gross profit, in the fourth fiscal quarter of 2011 compared to a gross margin of 40.3%, or $1.9 million gross profit, in the fourth quarter of fiscal 2010 and 29.5% or $2.9 million in the third fiscal quarter, ended December 31, 2010. Non-recurring costs to expedite materials and establish initial manufacturing processes at the Company’s WCMC subsidiary in China had the effect of lowering the fourth quarter gross margin by approximately 150 basis points when compared to the gross margin in the third quarter of fiscal 2011.  The Company also incurred production set up and product line transitioning costs at the Massachusetts facility during the fourth quarter that further dampened gross margin when compared to the immediately preceding quarter.  Total operating expenses for the fourth quarter were $1.8 million as compared to $0.9 million for the fourth fiscal quarter last year, reflecting increases in payroll and related costs, incentive and stock based compensation, professional fees, and additional consulting fees primarily associated with the expansion of the new operations in China.Net income, was $0.2 million or $0.01 per share basic and diluted share for the quarter as compared to net income of $0.6 million or $0.05 per share basic and $0.03 per diluted share for the fourth quarter last year.Net income, in the prior year’s fourth quarter, included the reversal of a tax valuation allowance and recognition of a tax asset for federal and state tax refunds that reduced the effective tax rate for the fourth quarter ended March 31, 2010 to 24.4%.  The net income benefit of prior year tax items had the effect of increasing fourth quarter reported net income by approximately $0.01 per share basic and $0.005 per share diluted for the quarter ended March 31, 2010.   The effective tax rate for the fourth quarter ended March 31, 2011 was 38.7%.

“We are pleased with the overall results of Q4 and look forward to our investments in China providing top line and bottom line contribution in the coming quarters,” added Mr. Molinaro. “During the fourth quarter, we accelerated investments to scale our operations and capabilities in China. We shipped units from our WCMC facility on March 30, 2011 that qualified WCMC to deliver higher volumes of production in fiscal 2012.  These initial units incurred substantial expediting fees on materials and the initial investment in process improvements required to meet rigorous customer acceptance testing.  The additional costs incurred to expedite materials and establish manufacturing processes served to lower our fourth quarter gross margin, by approximately 150 basis points, when compared to the quarter ended December 31, 2010.  We expect this investment to yield meaningful returns as we ramp to targeted production volumes at WCMC during the first half of fiscal 2012. These investments to qualify our WCMC operations for production provide the foundation from which we will support our customers’ growth needs in Asia.”

Balance Sheet and Cashflow

At March 31, 2011, TechPrecision had $7.5 million in cash and equivalents and net working capital of $13.5 million as compared with net working capital of $13.3 million at March 31, 2010, an increase of $0.2 million. Cash provided by operations was $1.3 million for fiscal 2011 as compared to cash used by operations of $1.4 million for fiscal 2010. The increase in operating cash flow was due to the net effect of an increase in net profits, increase in non-cash share based compensation, increases in deferred revenues, accounts payable and accrued expenses off-set by an increase in accounts receivable during fiscal 2011. Stockholders’ equity increased 14.7% to $13.9 million compared to $12.1 million on March 31, 2010. In December, TechPrecision completed the acquisition of its manufacturing facility in Westminster, Massachusetts with financing from the Massachusetts Development Authority, which is expected to lower the effective interest rates on real estate related debt by 2.7% and approximately 1.1% on debt associated with the Company’s new gantry mill, going forward. In February 2011, the Company’s term note with Sovereign Bank converted from a fixed interest rate of 9% to a variable rate of prime, plus 1.5%, further reducing the Company’s interest costs, going forward.

Fiscal 2012 Business Outlook

“We were able to ship first production units from our WCMC subsidiary in China late in the fourth quarter of fiscal 2011 and we are currently ramping production capacity to achieve targeted volumes for our solar customers,” added Richard F. Fitzgerald, Chief Financial Officer. “We presently expect to achieve targeted production levels during the second quarter of fiscal 2012. As WCMC ramps to targeted production volumes, it will provide us with significant top line and bottom line growth in fiscal 2012. We are also poised for growth in the US, as we bring the new facility expansion and gantry mill online at our Massachusetts facility, during Q2 of this year. The expansion was financed on favorable terms in December 2010 and provides us with unique capabilities further enhancing the scope and scale of the ‘turn-key’ services we offer customers in the US. The new gantry is expected to improve machining throughput by 30% while also increasing the size of components that can be processed on behalf of customers.”

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on Wednesday, June 22, 2011. To participate in the live conference call, please dial the following number five to 10 minutes prior to the scheduled conference call time: 1-877-941-2069. International callers should dial + 1-480-629-9713. When prompted by the operator, mention Conference Passcode 4448781.

If you are unable to participate in the call at this time, a replay will be available for one week starting on Wednesday, June 22, 2011 at 7:30 p.m. Eastern Time. To access the replay, dial 1-877-870-5176. International callers, please dial +1-858-384-5517. When prompted, enter Conference Passcode 4448781.

The call will also be available live by webcast at TechPrecision Corporation’s website, www.techprecision.com, and will also be available over the Internet and accessible at http://viavid.net/dce.aspx?sid=000087FF.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), cleantech, medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited
	Three Months ended March, 31		Years ended March 31,
	2011	2010	2011	2010
Net sales	$8,078,996	$4,655,135	$32,284,235	$28,346,751
Cost of sales	5,920,254	2,778,699	22,368,320	22,245,255
Gross profit	2,158,742	1,876,436	9,915,915	6,101,496
Operating expenses:
Salaries and related expenses	940,739	621,178	2,398,675	1,704,688
Professional fees	170,993	91,832	739,489	382,587
Selling, general and administrative	646,355	207,783	2,033,026	1,259,909
Total operating expenses	1,758,087	920,793	5,171,190	3,347,184
Income from operations	400,655	955,643	4,744,725	2,754,312

Other income (expense)	(155)	--	62,720	12,000
Interest expense	(104,130)	(102,474)	(425,925)	(422,074)
Interest income	2,244	3,275	10,459	15,851
Finance costs	--	(4,256)	(116,110)	(17,027)
Total other income (expense)	(102,041)	(103,455)	(468,856)	(411,250)

Income before income taxes	298,614	852,188	4,275,869	2,343,062
Provision for income tax expense	115,711	208,039	1,588,890	298,327
Net income	$182,903	$644,149	$2,686,979	$2,044,735
Net income per share (basic)	$0.01	$0.05	$0.19	$0.15
Net income per share (diluted)	$0.01	$0.03	$0.12	$0.10
Weighted average number of shares outstanding (basic)	14,971,705	14,230,846	14,489,932	14,066,874
Weighted average number of shares outstanding (diluted)	22,859,326	21,777,025	22,896,251	20,857,251

TECHPRECISION CORPORATION
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2011 and 2010

	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$7,541,000	$8,774,223
Accounts receivable, less allowance for doubtful accounts of $25,020 and $259,999	5,578,072	2,693,392
Costs incurred on uncompleted contracts, in excess of progress billings	2,519,908	2,749,848
Inventories- raw materials	723,400	299,403
Prepaid taxes	122,263	244,461
Current deferred taxes	462,226	303,509
Prepaid expenses	441,833	159,854
Total current assets	17,388,702	15,224,690
Property, plant and equipment, net	3,139,692	3,349,943
Equipment under construction	2,172,420	762,260
Deferred loan cost, net	181,141	87,640
Total assets	$22,881,955	$19,424,533
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,093,350	$444,735
Accrued expenses	958,009	620,600
Deferred revenues	382,130	56,376
Current maturity of long-term debt	1,371,767	809,309
Total current liabilities	3,805,256	1,931,020
Long-term debt, including capital leases	5,217,421	5,414,002

STOCKHOLDERS’ EQUITY
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with
8,878,982 and 9,661,482 shares issued and outstanding at March 31,2011 and 2010,
(liquidation preference of $2,530,510 and $2,753,523 at March 31, 2011 and 2010.)	2,039,631	2,210,216
Common stock -par value $.0001 per share, authorized,
90,000,000 shares, issued and outstanding, 15,422,888
shares at March 31, 2011 and 14,230,846 at March 31, 2010	1,543	1,424
Additional paid in capital	3,346,916	2,903,699
Accumulated other comprehensive income	5,905	--
Retained earnings	8,465,283	6,964,172
Total stockholders’ equity	13,859,278	12,079,511
Total liabilities and stockholders' equity	$22,881,955	$19,424,533

TECHPRECISION CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,686,979	$2,044,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	372,758	424,888
Share based compensation	300,776	133,006
Deferred income taxes	(158,717)	(303,509)
Gain on sale of equipment	(62,875)	(12,000)
Write off of deferred loan costs	68,188	--
Changes in operating assets and liabilities:
Accounts receivable	(2,884,681)	(1,214,562)
Inventory	(423,997)	51,953
Costs incurred on uncompleted contracts	229,940	910,954
Prepaid expenses and other current assets	(276,076)	1,363,390
Taxes receivable	122,198	(184,482)
Accounts payable	663,937	(505,946)
Accrued expenses	337,409	(89,742)
Accrued taxes	--	(155,553)
Deferred revenues	325,755	(3,888,988)
Net cash provided (used in) by operating activities	1,301,594	(1,425,856)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(150,110)	(107,092)
Equipment under construction	(1,410,160)	(762,260)
Proceeds from sale of equipment	60,000	12,000
Net cash used in investing activities	(1,500,270)	(857,352)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital distribution of WMR equity	(1,326,164)	(185,996)
Proceeds from exercised stock options and warrants	48,751	6,650
Tax benefit from share based compensation	63,521	--
Deferred loan costs	(171,212)	--
Repayment of long-term debt	(3,971,691)	(701,673)
Borrowings of long-term debt	4,322,248	1,475,713
Net cash provided by (used in) financing activities	(1,034,547)	594,694
Net (decrease) increase in cash and cash equivalents	(1,233,223)	(1,688,514)
Cash and cash equivalents, beginning of period	8,774,223	10,462,737
Cash and cash equivalents, end of period	$7,541,000	$8,774,223

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